Exhibit 107
Calculation of Filing Fee Tables
Form
S-8
(Form Type)
Gogo Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.0001 per share	Rule 457 (c) and (h)	2,275,000 (3)	$6.89 (2)	$15,674,750	$ 153.10 per $1,000,000	$2,399.80

Total Offering Amounts					$15,674,750		$2,399.80

Total Fee Offsets (4)							$0

Net Fee Due							$2,399.80

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of common stock, par value $0.0001 per share (“Common Stock”), of Gogo Inc. issuable with respect to the shares being registered hereunder by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the average of the high and low sales prices of the Common Stock on the Nasdaq Global Select Market on March 7, 2025.

(3)
Represents shares of Common Stock issuable upon the settlement of equity awards to be granted as employment inducement awards pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules. For more information, see the “Explanatory Note” to this registration statement on Form
S-8.

(4)	The Registrant does not have any fee offsets to claim.